Exhibit 16.1
[BKD LLP LOGO]
Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549
Ladies and Gentlemen:
We have read the statements made by Bell Industries, Inc., which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, on or about November 19, 2007. We agree with the statements concerning BKD, LLP in such notification. We have no basis to, and therefore do not, agree or disagree with the other statements made by Bell Industries, Inc. in the Form 8-K.
/s/ BKD, LLP
Indianapolis, Indiana
November 19, 2007